Exhibit 28(j)(i)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 26 to File No. 33-48220; Amendment No. 28 to File No. 811-06687) of The Gabelli Money Market Funds of our report dated November 24, 2010 included in the 2010 annual report to shareholders.

/s/ Ernst & Young LLP
Ernst & Young LLP

Philadelphia, Pennsylvania
January 27, 2011